UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2010

GREEN ENERGY LIVE, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-148661	33-1155965
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1740 44th Street, Suite 5-230
Wyoming, MI  49519-6443
(Address of Principal Executive Offices)

(866) 460-7336
(Registrants Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On November 4, 2010, the board of directors of Green Energy Live, Inc. (the “Company”) appointed Michael Mulvey to the Company’s board of directors (the “Board”).  Mr. Mulvey will serve as the chair of the Board’s audit committee.

Michael Mulvey, age 60, Director

Mr. Michael S. Mulvey has over 37 years of comprehensive experience in financial management positions in food service, financial, logistics, retail, and technology industries. Since 2001, Mr. Mulvey has owned and operated Now Vision Associates, Inc., a management consulting practice, offering CFO, electronic document management and tax preparation services to small businesses and individuals.  During that time, he has perform various project basis services for an equipment leasing company, investment banking firm; preparing financial statements/projections, due diligence related to merger and acquisition activities. Mr. Mulvey was a member and manager for Information Managers & Associates, LLC, an on-line document management service from 1998-2001. From 1979 – 1997, he held management level accounting and financial positions in retail food, real estate, public warehousing and food manufacturing industries. Mr. Mulvey has a Bachelor of Science degree from Grand Valley State University and completed an internship program with Deloitte (formerly Touche Ross) where he became a CPA (not currently active).

The Board believes that Mr. Mulvey’s expertise in the areas of audit and financial compliance will further the Company’s goal of becoming fully compliant with the requirements of the Sarbanes-Oxley Act of 2002.

Family Relationships

Mr. Mulvey does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN ENERGY LIVE, INC.

Dated: November 10, 2010	By:	/s/ Karen Clark
Karen Clark Chief Executive Officer